DATED 8th December 2005

PETRO-CANADA UK LIMITED

AND

ENDEAVOUR ENERGY UK LIMITED

AGREEMENT FOR SALE AND PURCHASE

OF INTEREST

in respect of

UK Petroleum Production Licence P.219 (Block 16/13a)
and the Enoch Unit Area

INDEX
CLAUSES PAGE

1.	DEFINITIONS

2.	SALE AND PURCHASE OF THE TRANSFERRED INTEREST

3.	CONSIDERATION

4.	CLOSING

5	INDEMNITIES AND ACCOUNTING

6.	REPRESENTATIONS AND WARRANTIES

7.	OBLIGATIONS UNTIL CLOSING

8.	CONFIDENTIALITY

9.	NOTICES

10.	COSTS, EXPENSES AND DELAYED PAYMENTS

11.	TAX

12.	AMENDMENT

13.	ASSIGNMENT

14.	GENERAL

15.	TERMINATION

16.	GOVERNING LAW

SCHEDULES

A.	LICENCE INTEREST DOCUMENTS

B.	TRANSFER DOCUMENT

C.	TRANSFERRED INTEREST

D.	TRANSFERRED INTEREST AREA

E.	DATA LIST

F.	ALLOCATION OF CONSIDERATION

G.	ENOCH PROJECT DEVELOPMENT COSTS

[Exhibits and schedules have been omitted and will be furnished upon request.]

BETWEEN:

(1)	PETRO-CANADA UK LIMITED, a company registered in England and Wales under company registration number 00972618 whose registered office is at 1 London Bridge, London SE1 9BG (the “Seller”); and

(2)	ENDEAVOUR ENERGY UK LIMITED, a company registered in England and Wales under company registration number 05030838 whose registered office is at CityPoint (33rd Floor), One Ropemaker Street, London EC2Y 9UE (the “Purchaser”).

WHEREAS:

A.	The Seller wishes to sell and the Purchaser wishes to purchase the Transferred Interest (as hereinafter defined) on the terms and conditions set out herein.

B.	All necessary consents and approvals for the assignments contemplated herein will be obtained from the Secretary of State in accordance with Clause 2.3.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1. DEFINITIONS

1.1	In this Agreement (including the Recitals and Schedules hereto), the following expressions shall, except where the context otherwise requires, have the following respective meanings:

“Accrual Basis of Accounting” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability to the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received;

“Affected Petroleum Agreements” means the documents set out in part 1 of the schedule to the Execution Deed set out in Schedule B to be entered into on or before Closing in respect of the Transferred Licence and the Transferred Interest;

“Affiliate” means a subsidiary or the ultimate holding company of that Party or a subsidiary of such ultimate holding company and for the purposes of such definition “subsidiary” and “holding company” have the meanings respectively given to them by Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989;

“Agreement” means this Agreement including the Recitals and Schedules;

“Block” means a block on the United Kingdom Continental Shelf;

“Block 16/13a JOA” means the Joint Operating Agreement for United Kingdom Petroleum Licence P.219 dated 7 March 1986 as amended and novated from time to time relating to the carrying out of operations in respect of Block 16/13a including the Enoch Unit Area;

“Business Day” means a day other than a Saturday or Sunday or bank holiday on which banks are, or, as the context may require, were generally open for normal business in London;

“Closing” means the completion of the sale and purchase of the Transferred Interest in accordance with the provisions of this Agreement;

“Closing Date” is defined in Clause 4.1;

“Consequential Loss” means:

(a) losses associated with business interruption; or

(b)	loss of bargain, contract, expectation or opportunity, other than any such loss that arises as a direct result of a breach of the terms of this Agreement; or

(c)	all indirect or other consequential losses or damages howsoever arising (but excluding, for the avoidance of doubt, direct loss of profit),

and which may be claimed or recoverable at common law or in equity, whether pursuant to a contract, by virtue of any trust or fiduciary duty, in tort (including, without limitation, negligence), as a consequence of any statutory duty or under any other legal doctrine or principle whatsoever;

“Consideration” means the consideration for the disposal of the Transferred Interest as set out in Clause 3;

“Data” means the data as detailed in Schedule E;

“DTI” means the Department of Trade and Industry;

“Effective Date” means the date of this Agreement;

“Enoch Project Development Costs” means as all those costs associated with the development of the Enoch Unit Area and payable by the Seller pursuant to the Enoch UUOA, as more specifically set out in Schedule G;

“Enoch Transferred Interest” means the Seller’s entire legal and beneficial right, title and interest in the Enoch UUOA, that at the date hereof equals, and at Closing shall equal, an 8% legal and beneficial interest in the Enoch Unit Area;

“Enoch Unit Area” has the meaning ascribed to that term in the Enoch UUOA;

“Enoch UUOA” means the Enoch Unitisation and Unit Operating Agreement dated 18 July 2005;

“Execution Deed” means the Execution Deed inserted as Schedule B the pro forma of which is annexed to the Master Deed;

“Interim Period” means the period commencing on and including the Effective Date and ending on and including the Closing Date;

“LIBOR” means the London Interbank Offered Rate for one month United States Dollar deposits as quoted in the Financial Times on the day in question. In the event that such rate is not published on the relevant day in the Financial Times, LIBOR shall mean the London Interbank Offered Rate for one month Unites States Dollar deposits last quoted by Lloyds TSB Bank plc on the day before the day in question;

“Licence Interest Documents” means the documents specified in Schedule A;

“Licence P.219” means the United Kingdom Petroleum Production Licence No. P.219 covering Block 16/13 and granted by deed of licence dated 14 August 1972 and any extensions, amendments, variations or renewals thereof, or substitutions in respect of whole or any part of such licence in effect at the Closing Date;

“Master Deed” means the agreement developed by, inter alios, the UK Offshore Operators Association and the Department of Trade and Industry to expedite the transfer of UK Continental Shelf offshore licence interests and other agreements relating to associated assets and infrastructure and which introduces a standard pre-emption regime;

“Operator” means the operator under the Block 16/13a JOA or the Enoch UUOA;

“Party” or “Parties” means a party or parties to this Agreement;

“Pounds Sterling” means the lawful currency of the United Kingdom;

“Secretary” means the Secretary of State for Trade and Industry;

“SRA” means scientific research allowance pursuant to section 136 Capital Allowances Act 1990;

“SSTI Consents” means the consents of the Secretary to the transfer of the Transferred Interest to the Purchaser and to the transactions and the execution of the documents contemplated in this Agreement;

“Transfer Document” means a document in the form (or substantially in the form) of the draft set forth in Schedule B;

“Transferred Interest” means the interest to be transferred pursuant to this Agreement as more particularly described in Schedule C;

“Transferred Interest Area” means the transferred interest area as described in Schedule D;

“Transferred Licence” means Licence P.219;

“UK” means the United Kingdom of Great Britain and Northern Ireland;

“US $” means the lawful currency of the United States of America;

“VAT” means Value Added Tax; and

“Warranties” means the representations and warranties set out in Clause 6 of this Agreement.

1.2	All references to Clauses, Recitals and Schedules are, unless otherwise expressly stated, references to clauses of and recitals and schedules to this Agreement. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.3	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4	Unless the context otherwise requires in this Agreement the singular shall include the plural and vice versa and a reference to a gender shall include a reference to all genders.

1.5	Save for the reference to “subsidiary” and “holding company” in the definition of Affiliate, any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

2. SALE AND PURCHASE OF THE TRANSFERRED INTEREST

2.1	Subject to the terms of this Agreement, the Seller shall, with effect from the Effective Date, sell to the Purchaser with full title guarantee and the Purchaser shall purchase the Transferred Interest free of all mortgages, charges, pledges, liens, encumbrances or other security or net profit or royalty interest, other than those arising under the Transferred Licence and the Licence Interest Documents.

2.2	Closing shall be conditional upon:

(a)	receipt of the SSTI Consents in a form and substance reasonably satisfactory to the Parties;

(b)	receipt of all necessary consents, approvals, acknowledgements, waivers and clearances from the relevant parties, other than the Parties, to the Transferred Licence, the Block 16/13a JOA and the Enoch UUOA to the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Parties; and

(c)	the execution of the Transfer Document by all the parties thereto other than the Parties and the Secretary.

2.3	The Parties shall each use their reasonable endeavours:

(a)	to obtain all SSTI Consents as may be necessary to effect the transfer of the Transferred Interest and the execution of the Transfer Document;

(b)	to obtain all consents, approvals, acknowledgements, waivers and clearances referred to in Clause 2.2(b) that may be required to effect the transfer of the Transferred Interests and the execution of the Transfer Document; and

(c)	to procure that all parties to the Transfer Document agree to the form and content of the same (other than the Seller, Purchaser and the Secretary) execute the same,

in each case as soon as reasonably practicable after the date of this Agreement.

2.4	Without prejudice to Clause 2.2, each Party undertakes to the other that it will not unreasonably withhold its consent to amendments, modifications or supplements to the Transfer Document as may be reasonably required by any of the other parties thereto or the Secretary.

2.5	On or before the date of execution of this Agreement:

(a)	the Purchaser shall provide the Seller with a copy, certified as a true copy and in full force and effect, of a power of attorney or board resolution authorising a person or persons to sign this Agreement on its behalf and authorising execution on its behalf of all other documents contemplated hereby; and

(b)	the Seller shall provide the Purchaser with a copy, certified as a true copy and in full force and effect, of a power of attorney or board resolution authorising a person or persons to sign this Agreement on its behalf and authorising execution on its behalf of all other documents contemplated hereby.

2.6	If Closing does not occur on or before 31 March 2006, or such later date as the Parties may agree, each Party shall be entitled to terminate this Agreement by notice to the other. Upon such termination, each Party shall bear its own costs in connection with this Agreement and the matters contemplated herein and neither Party shall have any liability under this Agreement to the other Party, save for its obligations set out in Clause 8 and save for any liability for any breach of its obligations under Clause 2.3 or Clause 2.4.

3. CONSIDERATION

3.1	The consideration for the disposal of the Transferred Interest shall be the payment by the Purchaser to the Seller at Closing of ten million United States Dollars (US$ 10,000,000) together with interest in accordance with Clause 3.2, adjusted in accordance with Clauses 5 and 6 and exclusive of any VAT which may be chargeable (the “Consideration”) and the Seller and the Purchaser agree that the allocation as set out in Schedule F is a just and reasonable apportionment of the Consideration.

3.2	Any interest payable will be calculated on a daily basis from and including the Effective Date up to and including Closing at a rate per annum equal to LIBOR.

4. CLOSING

4.1	Unless otherwise mutually agreed to the contrary, and subject to Clause 2.6, Closing shall take place at the Seller’s registered office on a day mutually acceptable to the Parties as soon as reasonably practicable (but in any event unless otherwise agreed, not more than (10) Business Days) following the day on which the conditions precedent specified in Clause 2.2 are satisfied (the “Closing Date”).

4.2	At Closing:

(a)	the Purchaser shall pay to the Seller the Consideration as specified in Clause 3 by means of telegraphic transfer to the Seller’s bank account (details of which will be supplied in writing to the Purchaser by the Seller not less than five (5) Business Days prior to the Closing Date) no later than 1500 hours BST on the Closing Date;

(b)	the Seller shall deliver to the Purchaser (if the same shall not have been delivered to the Purchaser prior to the Closing Date):

(i)	the Transfer Document, duly executed by all the parties thereto other than the Secretary and the Parties;

(ii)	copies of the SSTI Consents; and

(iii)	copies of other relevant consents, approvals, confirmations or waivers, if any, referred to in Clauses 2.2(b) and 2.2(c) and obtained by or on behalf of the Seller;

(c)	the Parties shall each execute the Transfer Document.

4.3	Each Party, as applicable, shall execute all such other documents, including those contemplated by the Master Deed as it would apply to the transfers envisaged herein, and do all such acts and things as may reasonably be required in order to effect the transfer of the Transferred Interest to the Purchaser and otherwise carry out the intent of this Agreement.

4.4	To the extent that the same is not already in the possession of the Purchaser, the Seller shall make available to the Purchaser within thirty (30) Business Days following the Closing Date all copies (and originals where available) of the Data and all copies (and originals where available) of the Licence Interest Documents.

4.5	In the event that either Party fails to comply with the provisions of Clause 2.3 or this Clause 4 so that Closing does not take place, the Parties hereby agree that the remedy of specific performance will be available so that either Party may compel the other to effect Closing. For the avoidance of doubt, the availability of specific performance does not preclude either Party from seeking any other remedy available under common law.

5	INDEMNITIES AND ACCOUNTING
5.1	(a)	Save as provided in Clause 5.2(b), the
Seller shall be responsible for and
shall indemnify and hold the Purchaser
harmless from and against all costs,
claims, charges, expenses, payments,
losses, damages, fines, penalties,
judgments, obligations and liabilities
(including, without limitation, any
expenditure under the Block 16/13a JOA)
relating to the Transferred Interest
which were incurred in or relate to the
period before the Effective Date.

(b)	All receipts, income and benefits attributable to the Transferred Interest arising in or relating to the period before the Effective Date shall accrue to the Seller.

All amounts within this Clause 5.1 shall be exclusive of VAT and shall be reduced by 40%. This reduction shall be made before the calculation of interest in accordance with Clause 5.4.

5.2	(a)	Without prejudice to any claims
the Purchaser may have under
Clauses 6 or 7, the Purchaser
shall be responsible for and
shall indemnify and hold the
Seller harmless from and against
all costs, claims, charges,
expenses, payments, losses,
damages, fines, penalties,
judgments, obligations and
liabilities (including, without
limitation, any expenditure
under the Block 16/13a JOA or
Enoch Project Development Costs)
relating to the Transferred
Interest which were incurred in
or relate to the period on or
after the Effective Date.

(b)	Without prejudice to any claims the Purchaser may have under Clauses 6 or 7, the Purchaser shall be responsible for and shall reimburse to the Seller in accordance with Clause 5.4 all Enoch Project Development Costs paid by the Seller in relation to the period up to and including the Effective Date, provided, however, that in relation to the period up to and including 31 October 2005 such reimbursement by the Purchaser shall be limited to the amounts set forth for such period in Schedule G.

(c)	All receipts, income and benefits attributable to the Transferred Interest arising in or relating to the period on and after the Effective Date shall accrue to the Purchaser.

All amounts within this Clause 5.2 shall be exclusive of VAT and shall be reduced by 40%. This reduction shall be made before the calculation of interest in accordance with Clause 5.4.

5.3	Notwithstanding the foregoing provisions of this Clause 5 but subject to Clause 6, the Purchaser shall be liable for all costs, claims, charges, expenses, payments, losses, damages, fines, penalties, judgments, obligations and liabilities in respect of abandonment and decommissioning and environmental obligations whether arising before, on or after the Effective Date in relation to the Transferred Interest and shall indemnify and hold the Seller harmless against the same without limit

in time or value. 5.4	(a)
Without prejudice to the
generality of Clauses 5.1 and
5.2, the Seller shall keep an
account of and prepare a
statement setting out any
amounts payable by either Party
under Clauses 5.1 and 5.2 up to
and including the Closing Date
and showing a net credit or
debit balance (plus interest as
provided in this Clause 5.4(a))
as at the Closing Date (the
“Statement”). With respect to
Enoch Project Development Costs
to be reimbursed under Clause
5.2(b) in relation to the period
prior to 31 October 2005, the
amounts shown in the Statement
shall be in accordance with the
amounts shown in Schedule G for
such period. The Seller shall
give the Statement to the
Purchaser within ten (10)
Business Days after the end of
the month in which the Closing
Date occurs. The Seller shall
also provide to the Purchaser
copies of such supporting
documentation as is available
and reasonably required by the
Purchaser pursuant to an audit
demand. In respect of Enoch
Project Development Costs to be
reimbursed under Clause 5.2(b),
interest will be due on the
amount of such costs to be
reimbursed for each month in the
period up to the Closing Date,
such interest to be calculated
on a daily basis from and
including the last day of each
such month up to and including
the date of issue of the
Statement, at a rate per annum
equal to LIBOR (on the last day
of each such month).

(b)	Any interest charged pursuant to the provisions of this Agreement is anticipated to be and shall be treated as short interest and no deduction shall be made therefrom. Notwithstanding this, if tax is required by law to be deducted from such amount, the Party making such payments shall be entitled to make such deduction, and account for the same to the Inland Revenue and shall deliver within thirty (30) days after it has done so a certificate of deduction to the Party receiving the interest.

5.5	Subject to Clauses 5.7 and 5.8, the Purchaser shall pay to the Seller the net debit balance or the Seller shall pay to the Purchaser the net credit balance, as the case may be, detailed in the Statement (as varied by any adjustment agreed between the Seller and the Purchaser) including interest as provided in Clause 5.4 which payment shall be made within ten (10) Business Days from the date of issue of the Statement.

5.6.	Payments of sums due pursuant to Clause 5.5 shall be paid by means of telegraphic transfer to the Seller’s bank account (details of which will be supplied in accordance with Clause 4.2) or to the Purchaser’s bank account (details of which will be supplied in writing by the Purchaser to the Seller not less than five (5) Business Days following the date of issue of the Statement if the Statement provides for a payment to the Purchaser). All amounts to be paid or reimbursed in accordance with Clauses 5.1 and 5.2, to the extent the same have not been taken into account in the Statement, shall be paid or reimbursed within twenty (20) Business Days of receipt thereof, or notification that a liability has arisen, to the Seller’s bank account or the Purchaser’s bank account, as the case may be, and any amounts paid or reimbursed pursuant to this Clause 5 shall, for the avoidance of doubt, be treated as adjustments to the Consideration.

5.7	To the extent that the Seller and the Purchaser cannot agree any item set forth in the Statement or any matter to which the Statement relates, the same shall be referred for determination to an independent firm of chartered accountants acting as experts and not as arbitrators. Such firm shall be nominated by the Parties within two (2) weeks of written notice by either of them that the dispute exists. Failing agreement on such nomination, such firm shall be nominated on the application of the Parties by the President for the time being of the Institute of Chartered Accountants in England and Wales. The fees of any such independent firm of chartered accountants shall be borne one-half by the Seller and one-half by the Purchaser. The decision of the expert shall be final and binding save in the event of fraud or manifest error and shall be made within sixty (60) days of such appointment.

5.8	If an adjustment to the Statement is required by the decision of the chartered accountants appointed pursuant to Clause 5.7 the amount by which any adjustment exceeds or is less than the sum set out in the Statement and settled pursuant to Clause 5.5 shall be paid or repaid, as the case may be, within ten (10) Business Days of the agreement of or decision to make such adjustment, plus interest from the date of issue of the Statement to the date when payment is made at the rate of LIBOR (on the date of issue of the Statement).

5.9	All calculations and allocations of liability to be made pursuant to this Clause 5 shall be made in accordance with the Accrual Basis of Accounting and such other accounting principles generally accepted in the United Kingdom at the date hereof. For the avoidance of doubt, but subject to Clause 5.2(a), the Purchaser shall be liable for the payment of licence fees in accordance with the terms of the Transferred Licence with effect from the Effective Date. For the avoidance of doubt the Statement shall set out amounts outstanding in Pounds Sterling, US Dollars or other currency as appropriate.

6. REPRESENTATIONS AND WARRANTIES

6.1	Subject to the provisions of this Clause 6, at the date hereof and at the Closing Date (by reference to the facts and circumstances existing at such time) the Seller represents and warrants to the Purchaser that each of the following statements is true and accurate:

(a)	it is a licensee of the Transferred Licence and owns the whole of the legal and beneficial interest in the Transferred Interest and all property, rights and interests attributable thereto under the Licence Interest Documents, with the right to transfer and assign the same to the Purchaser, subject to the consent of the Secretary and the provisions of the Licence Interest Documents;

(b)	no mortgage, charge (whether fixed or floating), pledge, lien, encumbrance or other security or net profit or royalty interest or third party rights has been created over the Transferred Interest other than those arising under the Licence Interest Documents and this Agreement and it is not a party to any agreement to give or create any of the same;

(c)	it has not committed any material breach of nor is it in default in any material respect under any of its obligations under the Licence Interest Documents (including with respect to the payment of cash calls thereunder) nor has it received notice that any breach has been committed nor, to the best of its knowledge, is any party in default under any of the terms and conditions of the Licence Interest Documents which breach or default is of a material nature and is subsisting at the date hereof;

(d)	the Transferred Licence and all of the rights and interests thereunder or deriving therefrom are in full force and effect; and no act or omission of it, or so far as it is aware of any other party to the Transferred Licence, has occurred which would or might entitle the Secretary to revoke the Transferred Licence; and no notice has been given to it or so far as it is aware to any other party to the Transferred Licence, by the Secretary of any intention to revoke the Transferred Licence; and there has been no change in its control which may give rise to the right of the Secretary to revoke the Transferred Licence; and the Transferred Licence is not in the course of being surrendered in whole or in part;

(e)	to the best of its knowledge all obligations and liabilities arising from the Transferred Licence insofar as they relate to the Transferred Interest (including without limitation work obligations) have been duly fulfilled and the Secretary has not given any notice to it of his intention to require further work to be conducted (whether in relation to exploration, development or otherwise) or to call for submission of or impose a development plan;

(f)	it is not a party to any litigation or arbitration or administrative proceedings or judgment or to any dispute in relation to, and which are to the best of its knowledge likely to materially prejudice or endanger in any manner, the relevant Transferred Interest and to the best of its knowledge it is not aware that any such litigation or arbitration or administrative proceedings are threatened or pending against it and there are no facts known to the Seller which are likely to give rise to any claim or dispute which is likely to prejudice or detrimentally effect in any material manner the Transferred Interest;

(g)	it is duly incorporated with limited liability and validly existing under the laws of England and has its central management and control within some part of the United Kingdom;

(h)	the documents which contain or establish its constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, it to execute and deliver this Agreement and perform the transactions contemplated by this Agreement;

(i)	the signing and delivery of this Agreement and the performance of the transactions contemplated by this Agreement will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which it or any of its assets are bound or affected and which would materially and adversely affect the Transferred Interest;

(j)	there are no insolvency, reorganisation or receivership proceedings (or equivalent proceedings in other jurisdictions) pending or to the best of its knowledge threatened against it which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby;

(k)	to the best of its knowledge no event has occurred which constitutes or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute a contravention of, or default under, any agreement or instrument by which it or any of its assets is bound or affected, being a contravention or default which would have a material adverse effect on the business, assets or condition of it and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby;

(l)	to the best of its knowledge none of the current licensees of the Transferred Licence or the current parties to the Block 16/13a JOA has given any notice of withdrawal from the Transferred Licence or the Block 16/13a JOA;

(m)	the Seller has provided to the Purchaser complete and accurate copies of the Licence Interest Documents and, so far as the Seller is aware, the Licence Interest Documents are the only material documents which govern or relate to the creation, existence and validity of the Transferred Interest, and the Seller is not a party to any material agreement, arrangement or undertaking with respect to or in connection with the Transferred Interest save for the Licence Interest Documents, and the Licence Interest Documents (and the Seller’s rights, benefits and obligations deriving therefrom) are in full force and effect;

(n)	the Seller has provided to the Purchaser complete and accurate copies of the Data;

(o)	the Licence Interest Documents and the Data together include all material agreements, correspondence and other documents and material data and information in the Seller’s ownership or possession or under its control or to which it is entitled pursuant to the Licence Interest Documents relating to the Transferred Interest (including (a) geoscientific, seismic and engineering data and logs, (b) complete and accurate copies of any work programmes and budgets that have been approved and are current pursuant to, or that are at the date hereof are under consideration by the parties to, the Block 16/13a JOA or the Enoch UUOA, and (c) complete and accurate copies of any approved or proposed development plan with respect to the Enoch Unit Area);

(p)	so far as the Seller is aware, there has been no incident giving rise to material pollution, material contamination or material environmental damage in respect of any of the property underlying the Transferred Interest;

(q)	so far as the Seller is aware, all wells which have been drilled in Block 16/13a or in the Enoch Unit Area have been plugged and abandoned or suspended in accordance with good oilfield practice and with the terms of the Transferred Licence and applicable regulations;

(r)	so far as the Seller is aware, the Transferred Interest is subject to such insurance as is consistent with good oilfield practice and the relevant insurance policies are in full force and effect; and

(s)	so far as the Seller is aware, the Operator has obtained all consents, approvals and permits necessary for the carrying out of operations under the Transferred Licences.;

(t)	no redetermination is in progress under the Enoch UUOA, nor is the Seller aware of any proposal to carry out any such redetermination other than in accordance with the terms of the Enoch UUOA;

(u)	no sole risk or non-consent operations have been formally proposed or carried out by the Seller or by any of the other parties to the Licence Interest Document and the Seller is not aware of any proposal to conduct such operations;

(v)	the Seller has no obligation to make payment in excess of its percentage interest under the Licence Interest Documents, save as expressly provided under the terms thereof; and

(w)	in relation to the Transferred Interest, expenditure eligible for SRA has been incurred by the Seller prior to the date hereof of not less than £1,430,000.

6.2	(a) The Purchaser shall not be entitled to claim that any fact or matter constitutes a breach of the Seller’s Warranties to the extent that such fact or matter is referred to in this Agreement, in the Licence Interest Documents or is known or should reasonably have been known to the Purchaser as a result of the Purchaser’s examination of the Licence Interest Documents on the basis that such fact or matter was expressly referred to therein or has otherwise been disclosed in writing by the Seller to the Purchaser prior to the date hereof.

(b)	The Purchaser confirms and acknowledges that, in entering into or carrying out this Agreement and the transactions contemplated thereby, it has not relied upon any representation, warranty, statement, opinion or information made or communicated (whether oral, written, express or implied by law or through a course of dealings or conduct) to it by the Seller or its representatives, save as and only to the extent expressly set out in Clause 6.1.

(c)	If a claim by the Purchaser under the Seller’s Warranties or any other provision of this Agreement arises as a result of or in connection with a claim or liability to a third party, such claim or liability to the third party shall not be compromised or settled without the consent of the Seller, which shall not be unreasonably withheld or delayed, and the Seller shall be entitled, without prejudice to any claim or alleged claim, at its own expense and in its absolute discretion to take such action as it deems necessary to avoid dispute, resist appeal, compromise or contest such claim or liability for which purpose the Purchaser will give all such information and assistance (including, subject to any confidentiality obligations binding on the Purchaser, access to any relevant books and records in its possession) as may be reasonably requested by the Seller provided that the Seller shall indemnify and keep indemnified the Purchaser from and against any cost, liability, loss or detriment occasioned by the exercise by the Seller of such rights

(d)	Subject to Clause 6.2(c), where the Purchaser has or may have a claim against a third party in relation to any matter which may give rise to a claim under the Seller’s Warranties or any other provision of this Agreement, the Purchaser shall use its reasonable endeavours to recover any amounts from such third party and the Purchaser shall inform and consult with the Seller in respect of the prosecution of such claim, and the Purchaser shall be indemnified and kept indemnified by the Seller to the Purchaser’s reasonable satisfaction from and against any costs or liabilities incurred by it in so doing, and shall forthwith upon such recovery pay the Seller the amount so recovered (net of reasonable costs of recovery) up to the amount paid by the Seller under the Sellers’ Warranties in respect of such claim.

6.3	Subject to the provisions of this Clause 6 the Purchaser hereby represents and warrants to the Seller as follows:

(a)	it is duly incorporated with limited liability and validly existing under the laws of England and has its central management and control within some part of the United Kingdom;

(b)	the documents which contain or establish its constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, it to execute and deliver this Agreement and perform the transactions contemplated by this Agreement;

(c)	the signing and delivery of this Agreement and the performance of the transactions contemplated by this Agreement, will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which it or any of its assets are bound or affected and which would materially and adversely affect the completion of the transactions contemplated by this Agreement;

(d)	to the best of its knowledge no event has occurred which constitutes or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute a contravention of, or default under, any agreement or instrument by which it or any of its assets is bound or affected, being a contravention or default which would have a material adverse effect on the business, assets or condition of it and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby;

(e)	it is not a party to any litigation or arbitration or administrative proceedings or judgment or to any dispute and there is no threatened or pending litigation, arbitration or administrative proceedings or dispute against it which in either case might have a material and adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe and perform its obligations under and the transactions contemplated by this Agreement; and

(f)	there are no insolvency, reorganisation or receivership proceedings (or any equivalent proceedings in other jurisdictions) pending or to the best of its knowledge threatened against it and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby.

6.4	(a) The Seller shall not be entitled to claim that any fact or matter constitutes a breach of the Purchasers’ Warranties to the extent that such fact or matter is known, or should reasonably be known by the Seller prior to the date hereof or is referred to in this Agreement.

(b)	The Seller confirms and acknowledges that, in entering into or carrying out this Agreement and the transactions contemplated thereby, it has not relied upon any representation, warranty, statement, opinion or information made or communicated (whether oral, written, express or implied by law or through a course of dealings or conduct) to it by the Purchaser and its representatives, save as and only to the extent expressly set out in Clause 6.3.

(c)	If a claim made by the Seller under the Warranties set out in Clause 6.3 or any other provision of this Agreement arises as a result of or in connection with a claim by or liability to a third party, such claim or liability to the third party shall not be compromised or settled without the consent of the Purchaser, which shall not be unreasonably withheld or delayed, and the Purchaser shall be entitled, without prejudice to any claim or alleged claim, at its own expense and in its absolute discretion to take such action as it deems necessary to avoid dispute, resist appeal, compromise or contest such claim or liability for which purpose the Seller will give all such information and assistance (including, subject to any confidentiality obligations binding on the Seller, access to any relevant books and records in its possession) as may be reasonably requested by the Purchaser provided that the Purchaser shall indemnify and keep indemnified the Seller from and against any cost, liability, loss or detriment occasioned by the exercise by the Purchaser of such rights.

(d)	Subject to Clause 6.4 (c) where the Seller has or may have a claim against a third party in relation to any matter which may give rise to a claim under the Purchasers’ Warranties or any other provision of this Agreement, the Seller shall use its reasonable endeavours to recover any amounts from such third party and the Seller shall inform and consult with the Purchaser in respect of the prosecution of such claim, and the Seller shall be indemnified and kept indemnified by the Purchaser to the Seller’s reasonable satisfaction from and against any costs or liabilities incurred by it in so doing, and shall forthwith upon such recovery pay the Purchaser the amount so recovered (net of reasonable costs of recovery) up to the amount paid by the Purchaser under the Purchasers’ Warranties in respect of such claim.

6.5	In Clauses 6.1 and 6.3 the phrases “so far as it is aware” or “to the best of its knowledge” or any other similar expression shall mean that the statement is deemed to have been made after all reasonable enquiry in the context of the sale and purchase of the Transferred Interest of those employees of the Seller or the Purchaser as the case may be who have direct responsibility for the subject matter concerned and might reasonably be expected to be in possession of information or have knowledge relevant to the subject matter concerned (and no other persons).

6.6	Save in the case of fraud and wilful non-disclosure, the Seller shall not be liable for any claim in relation to breach of the Warranties or any other provision of this Agreement (other than any claim made under Clause 5) unless it shall have received from the Purchaser as soon as is reasonable after the Purchaser becomes aware of the same written notice containing reasonable details of the relevant claim including the Purchaser’s estimate of the amount of the claim (if this is reasonably practicable) and in any event such notice is to be received on or before twenty four (24) months from the Closing Date.

6.7	Save in the case of fraud and wilful non-disclosure, the Purchaser shall not be liable for any claim in relation to breach of the Warranties or any other provision of this Agreement (other than any claim made under Clause 5) unless it shall have received from the Seller as soon as is reasonable after they have become aware of the same written notice containing reasonable details of the relevant claim including the Seller’s estimate of the amount of the claim (if this is reasonably practicable) and in any event such notice is to be received on or before twenty four (24) months from the Closing Date.

6.8	Save in the case of fraud and wilful non-disclosure:

(a)	Except for any claim made under Clause 5, the aggregate maximum liability of each of the Seller and the Purchaser in respect of all claims (whether relating to breach of warranty, representation or otherwise) relating to the subject matter of this Agreement shall be an amount equal to the Consideration as specified in Clause 3.

(b)	Except for any claim made under Clause 5, neither the Purchaser nor the Seller shall be entitled to recover in respect of any claim (whether relating to breach of warranty, representation or otherwise) relating to the subject matter of this Agreement if either the amount of the individual claim would be less than one hundred thousand United States Dollars (US$100,000) or the aggregate liability for all its claims would be less than five hundred thousand United States Dollars (US$500,000). For the avoidance of doubt, if the aggregate liability for all of a Party’s claim or claims exceeds five hundred thousand United States Dollars (US$500,000) then such Party shall be entitled to recover the whole of its claim or claims and not just the excess.

6.9	Save in the case of fraud and wilful non-disclosure the remedy for any claim by a Party for breach of warranty, representation or any other provision of this Agreement shall be limited to damages and such Party shall not be entitled to any other form of remedy including, but not limited to, rescission.

6.10	No Party shall under any circumstances be liable to the other Party under, arising out of or in any way connected with this Agreement or the Transfer Document for any Consequential Losses.

6.11	Any amounts payable pursuant to this Clause 6 shall, for the avoidance of doubt, be treated as an adjustment to the Consideration.

7. OBLIGATIONS UNTIL CLOSING

7.1	From the date of execution of this Agreement until the Closing Date, the Seller shall continue to carry on its activities in relation to the Transferred Interest in the ordinary and usual course of business and in accordance with good oil and gas field and industry practice and in compliance with decisions made in accordance with the Block 16/13a JOA and the Enoch UUOA, so as to protect and maintain the Transferred Interest to the extent it is reasonably able to do so, having regard to the provisions of the Licence Interest Documents, and without prejudice to the foregoing generality, shall:

(a)	co-operate with the Purchaser so as to ensure an efficient handover of the Transferred Interest on the Closing Date;

(b)	not enter into or amend any joint operating agreements or other agreements in respect of the Transferred Interest;

(c)	not propose, approve or participate in any sole risk operations in respect of the Transferred Interest or exercise any right of non-consent;

(d)	save as contemplated by this Agreement or otherwise as expressly agreed in writing with the Purchaser, not amend, novate, assign, relinquish nor supplement the Licence Interest Documents or waive or agree to waive any of its rights thereunder;

(e)	promptly provide the Purchaser with copies of all notices and other material information provided by the Operator in relation to the Transferred Interest and, where requested by the Purchaser, review with the Purchaser matters arising therefrom;

(f)	keep the Purchaser informed of any material non-routine matters affecting the Transferred Interest;

(g)	as soon as reasonably practicable provide the Purchaser with details of any matter relating to or affecting the Transferred Interest on which it is entitled to vote (a “Voting Matter”) and, prior to exercising its vote on the Voting Matter, consult (to the extent reasonably practicable) with the Purchaser as to how to exercise its vote and if the Seller and the Purchaser are unable to agree within a reasonable time on how the Seller should vote, the Seller shall vote to maintain the status quo to the extent that it is able;

(h)	disclose to the Purchaser as soon as reasonably practicable in writing any matter arising or coming to its attention which would result in any of its Warranties not being true or correct either at the date of execution of this Agreement or at the Closing Date (provided that such disclosure shall not affect the Seller’s liability with respect to any such Warranty);

(i)	not sell, trade, relinquish, surrender, pledge, charge or encumber any part of the Transferred Interest or agree to do any of the foregoing;

(j)	maintain and renew all existing polices of insurance relating to the Transferred Interest and not to vary the terms thereof without the written consent of the Purchaser and make all claims in respect of such insurance cover when an event occurs for which insurance cover has been taken out by the Seller relating to the Transferred Interest; and

(i)	not to vary the terms thereof without the written consent of the Purchaser;

(ii)	make all the claims promptly in respect of such insurance cover if an event occurs for which insurance cover has been taken out and pursue claims and apply any insurance proceeds received to pay any cash call issued under the Block 16/13a JOA or the Enoch UUOA in respect of any loss, damage or liability incurred;

(iii)	disclose details of all insurance taken out by the Seller relating to the Transferred Interest; and

(iv)	forthwith upon execution of this Agreement, use its reasonable endeavours to have the Purchaser noted on the insurance policy as an additional named assured in respect of insured risks in relation to the Transferred Interest on and from the date hereof up to and including the Closing Date and, to the extent possible, promptly provide the Purchaser with certificates and details of the foregoing as the Purchaser shall reasonably request;

(k)	settle all liabilities arising during the Interim Period which are accounted for under Clause 5 even if settlement occurs after the Closing Date;

(l)	carry on its business in relation to the Transferred Interest on a consistent basis using the same accounting and cost bases in place prior to the Effective Date;

(m)	(having notified the Purchaser in advance of the subject matter thereof) not take any action in relation to any material decision in connection with the Transferred Interest without the Purchaser’s written consent;

(n)	not breach in any material respect any of the provisions of the Licence Interest Documents (and notify the Purchaser in a timely manner of any facts or circumstances of which it is aware which indicate that there has been such a material breach by another party or that such a material breach by the Seller has occurred) and to meet all costs, liabilities, obligations and expenditures and receive all income relating to the Transferred Interest;

(o)	not approve any work programme, budget, expenditure or capital commitment or any amendment of any such work programme, budget, expenditure or capital commitment relating to the Transferred Interest, other than:

(i)	any such expenditure in respect of which the Purchaser has given its prior written approval (such approval not to be unreasonably withheld);

(ii)	any such expenditure covered by any budget approved prior to the date of this Agreement and disclosed to the Purchaser.

(p)	notify the Purchaser promptly of any claim, legal proceedings, arbitration or expert determination to which the Seller is a party made or instituted in connection with the Transferred Interest; and

(q)	as soon as reasonably practicable after the date hereof, use all reasonable efforts to obtain the consent of the Operator for the Purchaser to attend all relevant meetings held under the Block 16/13a JOA or the Enoch UUOA as an observer.

8. CONFIDENTIALITY

8.1	No Party nor any Affiliate shall, without the prior written consent of the other Party, issue or make any public announcement or statement regarding this Agreement or any matter the subject of this Agreement, unless it is necessary for that Party or its Affiliate to make such public announcement or statement in order to comply with a statutory obligation, an obligation to include information in published or audited accounts, or with the requirement of a competent government agency or other regulatory body, or a recognised stock exchange on which that Party or such Affiliate has its shares listed or an unlisted securities market in which its shares are dealt or the Securities and Exchange Commission of the United States of America, in which event a copy of the same shall be furnished to the other Party as soon as practicable, and if possible prior to publication, and such announcement or statement shall be limited to the minimum so required.

8.2	The terms of this Agreement shall, subject to Clause 8.1, be held confidential by the Parties during the continuance of this Agreement and shall not be divulged in any way to any third party without the prior written approval of the other Party provided that a Party may, without such approval, disclose the terms of this Agreement:

(a)	to any Affiliate of a Party (provided that the disclosing Party remains liable for any breach of confidentiality by such Affiliate);

(b)	to any outside professional consultants or other professional advisers consulted in connection with the terms of this Agreement (including any expert appointed pursuant to Clause 5.7) upon obtaining a similar undertaking of confidentiality from such consultants or advisers;

(c)	to the extent that a Party is required to disclose the same pursuant to any applicable law or order of any court of competent jurisdiction acting in pursuance of its powers or pursuant to any rules or requests from any regulatory authority, stock exchange or the Securities and Exchange Commission of the United States of America;

(d)	to any regulatory authority where reasonably required to obtain any necessary approvals or permissions regarding development of any area relevant to the Transferred Interest; and

(e)	to the extent that the terms of this Agreement become public knowledge or for any other reason cease to be confidential otherwise than through breach of this Clause 8.

9. NOTICES

9.1	Any notice or other communication under or in connection with this Agreement shall be in writing and signed by or on behalf of the Party giving it and may be served by delivering it by hand to an authorised representative of the Party to be served or sending it by facsimile or prepaid first class post to the address and for the attention of the relevant Party set out in Clause 9.3 (or as otherwise notified from time to time hereunder by notice in writing to the other Party).

9.2	Any notice so served by hand, facsimile or post shall be deemed to have been received:

(a)	in the case of facsimile at 10.00 hours GMT on the Business Day next following the date of receipt provided that any notice sent by facsimile shall be confirmed by letter sent immediately by hand or first class post and shall not be validly given to the extent of any discrepancy between the facsimile and the letter (which letter shall prevail in the event of any discrepancy);

(b)	in the case of first class post, forty-eight (48) hours from the date of posting (or, if such day is not a Business Day, the next Business Day) and if delivered by hand, when receipt is acknowledged at the relevant address set out in Clause 9.3.

9.3	The addresses of the Parties for the purpose of Clause 9.1 are as follows:

PETRO-CANADA UK LIMITED 1 London Bridge London SE1 9BG

	Fax: Attn:	020 7105 6202 Manager Exploration NW Europe

ENDEAVOUR ENERGY UK LIMITED
114 St Martin’s Lane London WC2N 4BE Fax: Attn: With a copy to:	020 7451 1610 Iain Patrick, Director-Commercial
Fax: Attn:	+1 713 307 8783 Don Teague, General Counsel

10. COSTS, EXPENSES AND DELAYED PAYMENTS

10.1	The Seller and the Purchaser shall each pay its and its Affiliates’ own costs and expenses in relation to the preparation and execution of this Agreement and the documents contemplated hereby or executed pursuant hereto and any associated costs relating to marketing or the due diligence process.

10.2	Without prejudice to any other rights hereunder and except as otherwise provided in this Agreement, if any amount payable hereunder is not paid when due, the defaulting Party shall pay interest on such amount from the due date of payment (after as well as before judgment) at a rate equal to three per cent. (3%) above LIBOR at the due date.

11. TAX

11.1	The Seller confirms that it is registered for VAT in the UK. The Purchaser confirms that it is registered for VAT in the UK and that it intends to use the assets acquired for its own trade of exploration/exploitation.

11.2	The Parties confirm that the Transferred Interest is capable of separate operation as a going concern and that, irrespective of any other relieving provisions which might exempt from or reduce the charge to VAT, the provisions of Article 5 of the Value Added Tax (Special Provisions) Order 1995 apply so that the assignment of the Transferred Interest is neither a supply of goods nor a supply of services for VAT purposes.

11.3	Notwithstanding that the Parties believe that the sale hereunder is a transaction which is outside the scope of VAT by virtue of the Value Added Tax (Special Provisions) Order 1995, in the event that the Seller is advised in writing by HM Customs and Excise, after full disclosure of all material facts, that the transaction is subject to VAT, and if called upon to do so by the Seller, the Purchaser undertakes to pay the Seller on presentation of a VAT invoice any amounts properly due in respect of VAT set out in such invoice within thirty (30) days of demand.

11.4	The Parties agree that the Seller shall make an application to the Commissioners of Customs and Excise for the purposes specified in Section 49(1)(b) of the Value Added Tax Act 1994 to enable the records relating to the relevant Transferred Interest which under paragraph 6 of Schedule 11 of the Value Added Tax Act 1994 have been maintained by the Seller to be preserved by the Seller notwithstanding the provisions of the said section. The Seller covenants to retain such records as required by paragraph 6 of Schedule 11 of the Value Added Tax Act 1994 and undertakes to produce such records to HM Customs and Excise on demand.

11.5	Seller shall hold harmless and indemnify Purchaser in respect of any amounts paid by Purchaser pursuant to any notice under Paragraph 4 of Schedule 15 of Finance Act 1973 received by Purchaser in relation to the Transferred Interest prior to the Effective Date.

11.6	The Parties will present their returns for taxation according to the allocation of the Consideration in Clause 3 and Schedule F of this Agreement and will use all reasonable endeavours to agree their returns on this basis. The Seller undertakes to bring the amounts in Schedule F allocated to SRA as disposal proceeds in its taxation returns. Any adjustment in accordance with Clauses 5 or 6 shall be added or subtracted, as the case may be, from the part of the Consideration attributable to SRA or Licence in Schedule F.

12. AMENDMENT

The terms and conditions of this Agreement shall only be amended by an agreement in writing signed by the Parties and specifically referring to this Agreement.

13. ASSIGNMENT

None of the rights or the obligations of a Party under this Agreement are assignable except with the prior written consent of the other Party.

14. GENERAL

14.1	No waiver by a Party of any breach of a provision of this Agreement shall be binding unless made expressly and in writing and any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

14.2	This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

14.3	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous negotiations, agreements,

undertakings and representations (whether oral, written, express or implied)

between the Parties with respect to such subject matter. Provided that this Clause

14.3 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which a Party was induced by,

or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this Agreement.

14.4	A third party shall have no right pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy which exists apart from such Act and which may be available to such third party.

15. TERMINATION

This Agreement shall remain in full force and effect notwithstanding Closing.

16. GOVERNING LAW

The construction, validity and performance of this Agreement shall be governed by English law and the Parties submit to the exclusive jurisdiction of the English courts.

IN WITNESS WHEREOF this Agreement has been signed by the duly authorised representatives of the Parties hereto on the day and year first above written.

For and on behalf of
PETRO-CANADA UK LIMITED

/s/ SE Rush
As Attorney for PCUK 8/12/05

For and on behalf of
ENDEAVOUR ENERGY UK LIMITED

/s/ William L. Transier